Exhibit 2.01

MEMORANDUM OF SHARE PURCHASE AGREEMENT ENTERED INTO IN THE CITY

AND DISTRICT OF MONTREAL, AS OF THE 13TH DAY OF APRIL, 2012

BETWEEN:	BUILDABLOCK CORP., a Florida corporation, (formerly known as Hipso Multimedia, Inc.) (formerly known as Physicians Remote Solutions, Inc.), having an office in the City of Westmount, District of Montreal, Province of Quebec, H3Z 1C3, and therein located at 376 Victoria Street, Suite 210, herein represented by Gary Oberman, its President, duly authorized for the purposes herein, as he so declares;

(Hereinafter referred to and designated as the “Vendor”)

AND:	RENÉ ARBIC, Businessman, residing and domiciled at 1095 Renoir in the City of Brossard, Province of Quebec, J4X 2G7;

(Hereinafter referred to and designated as the “Purchaser”)

WHEREAS the "Vendor" is the owner of all of the issued and outstanding shares in the share capital of VALTECH COMMUNICATIONS INC. (hereinafter called the "Corporation"), namely Three Hundred (300) Class "A" Shares, consisting of the following specific Share Certificate:

❖	Share Certificate No. CA-09 in the amount of 300 Class "A" shares,

hereinafter referred to and designated as the "Shares";

WHEREAS the "Purchaser" warrants and represents that he is desirous of purchasing the "Shares" on an “AS IS, WHERE IS” without the benefit of any representation or warranty from Vendor;

WHEREAS the "Vendor" warrants and represents that it is desirous of selling the "Shares", the whole nevertheless subject to the following express terms and conditions agreed upon by and and between the parties hereto, the whole as hereinafter set forth;

WHEREAS the present "Agreement" is made subject to the express condition that this sale shall represent a transaction that is exempt from prospectus and registration requirements, as provided for in Regulation 45-106 Respecting Prospectus and Registration Exemptions (Quebec) (R.Q., c. V-1.1, r.0.1.001);

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NOW, THEREFORE, IN CONSIDERATION OF THE PREMISES HERETOFORE MADE, AND THE WARRANTIES, COVENANTS AND AGREEMENTS SET FORTH IN THIS AGREEMENT, THE PARTIES HERETO DO HEREBY AGREE AS FOLLOWS:

1.	PREAMBLE

1.1.	THAT the preamble herein recited above shall be deemed to constitute an integral part of the present "Memorandum of Share Purchase Agreement";

2.	PURPOSE

2.1.	THAT the "Vendor" herein hereby transfers, cedes and assigns unto the "Purchaser" herein, a total of THREE HUNDRED (300) Class "A" shares, consisting of the following specific share certificates:

❖	Share Certificate No. CA-09 in the amount of 300 Class "A" shares;

3.	CONSIDERATION

3.1.	THAT the present sale and transfer of the "Shares" from the "Vendor" to the "Purchaser" is thus made for and in consideration of the total price of ONE DOLLAR ($1.00) and other considerations, receipt of which is hereby duly acknowledged by the "Vendor";

4.	NO REPRESENTATIONS OR WARRANTIES BY VENDOR

4.1.	Vendor makes no representation or warranty of any kind whatsoever, whether express or implied or otherwise, regarding the Shares or the Corporation, or any matter or thing relating thereto, and Purchaser acknowledges that he is not receiving, nor has he relied upon, any such representation or warranty. The Shares are being sold and transferred on as “as is, where is” basis without the benefit of any representation or warranty from Vendor or any other person.

5.	COVENANTS

To induce the Parties to enter into this "Agreement", each Party hereby agrees as follows:

5.1.	THAT the present "Agreement" shall be binding upon the parties hereto, as well as their respective affiliates, administrators, successors, legal representatives and/or assigns;

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5.2.	THAT the present "Agreement" may not be assigned without the prior written consent of all of the Parties hereto, who shall remain liable for all obligations, whether express and/or implied under this "Agreement";

5.3.	THAT the Parties hereto have each had the opportunity to obtain independent legal advice;

5.4.	THAT the Parties hereto understand their rights and obligations under this "Agreement";

6.	GENERAL PROVISIONS

6.1.	THAT this "Agreement" shall be governed by and be interpreted in accordance with the laws, regulations and statutes in force in the Province of Quebec;

6.2.	THAT the Courts having jurisdiction in all matters related to the present "Agreement" shall be the Courts of the Province of Quebec sitting in and for the Judicial District of Montreal, to the exclusion of any other Court of law;

6.3.	THAT any notice required herein shall be sufficient if it is in writing and sent by a means of communication enabling the sender to prove that the notice was, in fact, delivered to the recipient at the address set out herein for such Party or at any other address that such Party may provide, with a copy to:

Lazarus, Charbonneau, Advocates

759 Square Victoria, Suite 200

Montreal, Quebec, H3Y 2J7

Attention: Morden C. Lazarus

Delivered by E-mail: cookie@lazaruscharbonneau.com

(THIS SPACE LEFT BLANK INTENTIONALLY)

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6.4.	THAT the Parties hereto hereby acknowledge that it is their wish that this document, as well as any other documents relating to this "Agreement" be drawn up in the English language; les Parties confirment leur volonté que la présente convention de meme que tous les documents s'y rattachant, soient rédigés en anglais;

IN WITNESS WHEREOF, THE PARTIES HAVE DULY EXECUTED AT THE PLACE AND DATE HEREINABOVE MENTIONED.

"VENDOR"

BUILDABLOCK CORP.

Per: /s/ Gary Oberman_______________

Gary Oberman

"PURCHASER"

      /s/ René Arbic________________

René Arbic